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                                  Exhibit 99.1



For Immediate Release                                Contact: 978-922-2100
July 2, 2002                                                  Lawrence M. Smith
                                                              Alice Griffin

          Beverly National Bank Announces Appointment of New President

Beverly, Mass. - The Board of Directors of Beverly National Bank announces the appointment of Donat Fournier as President and Chief Executive Officer of Beverly National Bank. Fournier succeeds Lawrence M. Smith, who will retire as President as of July 31, 2002.

Fournier, 53, brings more than 25 years of banking experience to his new position at Beverly National Bank. He most recently served as a Senior Vice President for Webster Bank subsequent to Webster's acquisition of New England Bankcorp, where he was an Executive Vice President and the Chief Lending Officer. Fournier's background includes expertise in community banking, strategic planning, commercial and retail lending, mortgage banking and new business development. He attended Husson College where he obtained a B.S. in Finance. Fournier serves as a board member of Kissystems, a subsidiary of the Connecticut Student Loan Foundation. He also is a member of the Connecticut Community Economic Development Fund and the Town of Windsor Community Loan Program Committee.

"After a detailed search, we are confident that Mr. Fournier has the combination of expertise and strategic foresight to maintain Beverly National Bank's status as a leader in providing financial services on the North Shore," stated Alice Griffin, spokesperson for the Board of Directors. "We are confident that Don shares the Board's commitment to keeping Beverly National Bank a strong, independent community bank, and that he will build upon its 200-year tradition of outstanding service. "

Fournier replaces Lawrence M. Smith who has served as President and Chief Executive Officer since 1981. Smith will retire on July 31 following a 45-year career at Beverly National Bank.

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July 2 - Beverly National Announces New President

"I am very pleased with the appointment of Don Fournier as my successor, and I am confident that the transition will be a smooth one." noted Smith. "Mr. Fournier has the financial expertise to grow the Bank as we begin our third century in business, while maintaining the Bank's core philosophy of being a leader in community support and involvement."

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices at Cummings Center - Beverly, North Beverly, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of products and services (including full electronic banking), financial planning, trust and investment services and business loans and services. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank's deposits are insured by FDIC in accordance with the Federal Deposit Insurance Act.

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